Exhibit (d)(2)

Collectors Universe, Inc.

1610 E. St. Andrew Place

Santa Ana, CA 92705

August 13, 2020

CONFIDENTIAL

Nathaniel S. Turner V

c/o Allen & Company LLC

711 5th Avenue

New York, NY 10022

Ladies and Gentlemen:

1. In connection with the consideration by Collectors Universe, Inc. (together with its subsidiaries, “Company”) and Nathaniel S. Turner V (“Counterparty”) of a possible negotiated financial transaction between Company and Counterparty (any such transaction, a “Potential Transaction”), each party is prepared to furnish to the other party (each disclosing party, a “Disclosing Party,” and each receiving party, a “Receiving Party”) certain confidential and proprietary information to permit the other party to evaluate the merits of, and negotiate and consummate, a Potential Transaction (the “Permitted Purpose”). In consideration of, and as a condition to, confidential information being provided to the Receiving Party, the Receiving Party agrees to (a) hold all Evaluation Material (as defined below) that is provided or made available to the Receiving Party in accordance with the provisions of this letter agreement (this “Agreement”) and (b) take or abstain from taking certain other actions specified in this Agreement.

2. As used in this Agreement, the term “Evaluation Material” means all information concerning the Disclosing Party, whether oral, written, graphic, photographic, electronic or otherwise (including, without limitation, any information furnished prior to the execution of this Agreement), furnished to the Receiving Party or its directors, officers, employees, Affiliates (as defined below), accountants, financial advisors, consultants, legal counsel and, subject to the final sentence of this Section 2, potential sources of debt or equity financing (such persons and advisors, collectively as to any party, “Representatives”) by the Disclosing Party or its Representatives on or after the date of this Agreement, and all notes, reports, analyses, compilations, valuations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, electronic or otherwise) containing, reflecting or based upon, in whole or in part, any such information or reflecting such party’s review or view of, or interest in, the Disclosing Party, a Potential Transaction or the Evaluation Material. It is understood and agreed that any Person (as defined below) who is a potential source of, or may provide, equity, debt or any other type of financing for a Potential Transaction (any such Person, a “Financing Source”) will not be deemed to be a Representative of Counterparty unless agreed to in writing by Company; provided, that, without Company’s prior consent, Counterparty may select no more than REDACTED Financing Sources from the Persons listed on Exhibit A attached hereto, REDACTED and each Financing Source so selected shall be deemed a Representative of Counterparty (each, together with its

Affiliates, an “Approved Financing Source”) so long as (a) REDACTED, Counterparty provides 24 hours’ prior written notice to Company or its financial adviser (email being sufficient) prior to contacting or initiating discussions with such Financing Source; and (b) such Financing Source has executed an acknowledgment in the form of Exhibit B attached hereto or in another form reasonably satisfactory to Company.

3. As used in this Agreement, the term “Evaluation Material” does not include information that the Receiving Party demonstrates (a) is or has become generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement; (b) is or has become available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source is not actually known by the Receiving Party to be subject to a contractual, legal or fiduciary obligation to the Disclosing Party prohibiting such disclosure, in each case as evidenced by the written records of the Receiving Party or its Representatives; or (c) was or is independently developed by the Receiving Party or its Representatives without violating any of its obligations under this Agreement.

4. As used in this Agreement, the term (a) “Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by management agreement or other contract, through a general partner, limited partner or trustee relationship, or otherwise); and (b) “Person” will be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory agency or body, or other entity, group or individual.

5. Except to the extent expressly permitted by paragraph 6, paragraph 7 or paragraph 8, the Receiving Party will, and will cause its Affiliates and direct its other Representatives to, (a) keep the Evaluation Material and Transaction Information (as defined below) confidential; and (b) not disclose any Evaluation Material or Transaction Information, in whole or in part, to any Person other than those Representatives of the Receiving Party who need to know such information for the Permitted Purpose and who are informed by the Receiving Party of the confidential nature of Evaluation Material and Transaction Information and directed to keep such information confidential; provided, that Counterparty may also disclose Transaction Information to Approved Financing Sources (which, for the avoidance of doubt, shall only include the Financing Sources listed on Exhibit A and their Affiliates or Financing Sources consented to by Company in writing in accordance with paragraph 2) who are not Representatives of Counterparty that have been informed of the confidential nature of such Transaction Information and directed to keep such information confidential. The Receiving Party will not, and will cause its Affiliates and direct its other Representatives not to, use Evaluation Material, directly or indirectly, for any purpose other than the Permitted Purpose. Each party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of Evaluation Material and Transaction Information and to prevent its Representatives from prohibited or unauthorized disclosure or use of Evaluation Material or Transaction Information. In addition to any remedies that a party may have against the other party’s Representatives for breaches or threatened breaches of this Agreement, each party will be directly responsible for any actions or omissions by its Representatives that constitute a breach of this Agreement.

6. Except to the extent expressly permitted by paragraph 7, no party or its Representatives will disclose to any Person (other than such party’s Representatives and Approved Financing Sources (which, for the avoidance of doubt, shall only include the Financing Sources listed on Exhibit A and their Affiliates or Financing Sources consented to by Company in writing in accordance with paragraph 2)) any information regarding a Potential Transaction (such information, “Transaction Information”). Transaction Information includes, without limitation, (a) the fact that discussions or negotiations are taking place concerning a Potential Transaction, including, without limitation, the status thereof or the termination of discussions or negotiations; (b) any of the terms, conditions or other facts with respect to a Potential Transaction or of the other party’s consideration of a Potential Transaction; (c) that this Agreement exists or the terms of this Agreement; (d) that Evaluation Material has been made available to such party or its Representatives or that such party or its Representatives have reviewed any Evaluation Material or attended any meetings with the other party or its Representatives or conducted any other form of due diligence; or (e) any opinion or view with respect to the Evaluation Material. Notwithstanding anything to the contrary in this Agreement, Company will not be (i) prohibited from making any public disclosures regarding the existence of the solicitation or negotiation of a Potential Transaction so long as, in such disclosure, Company does not specifically identify Counterparty or the specific terms of its discussions or negotiations with Counterparty; or (ii) obligated to keep confidential the terms of any proposal that is submitted by Counterparty to the Board of Directors of Company (the “Board”) following Company’s entry into, and public announcement of, a definitive agreement with a third party to effect a Potential Transaction (and, for the avoidance of doubt, such proposal and the making of such proposal will not be considered to be Transaction Information).

7. Notwithstanding anything to the contrary in this Agreement, if the Receiving Party or any of its Representatives is expressly required by (a) applicable law, rule or regulation (including the rules and regulations of any stock exchange on which the Receiving Party’s securities are listed); (b) the terms of a valid and effective subpoena, interrogatory, civil investigative demand or similar legal process; or (c) an order of a court, government or governmental agency or authority to disclose any Evaluation Material or Transaction Information, then the Receiving Party agrees to, and will cause its Representatives to, at the Disclosing Party’s sole cost and expense, (i) promptly notify the Disclosing Party in writing (email being sufficient) of the existence, terms and circumstances surrounding such requirement; (ii) consult, to the extent practicable and legally permissible, with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such requirement; and (iii) if disclosure of such information is required, furnish only that portion of the Evaluation Material, Transaction Information or other information that, in the good faith judgment of the Receiving Party or its Representative, the Receiving Party or its Representative is legally required to disclose. Notwithstanding anything to the contrary in this Agreement, either party or any of its Representatives may disclose Evaluation Material to the extent necessary to defend any litigation, claim or cause of action brought against such party or any of its Representatives by the other party relating to a Potential Transaction, it being understood that the party making such disclosure will, at the Disclosing Party’s sole cost and expense, use its reasonable best efforts to preserve the confidentiality of the Evaluation Material being disclosed or otherwise made available, including, without limitation, by cooperating with any action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material or Transaction Information. Notwithstanding anything to the contrary in this Agreement, either party or any of its Representatives may disclose Evaluation Material or Transaction Information without giving notice pursuant to this paragraph 7 pursuant to requests for information in connection with routine supervisory examinations by regulatory authorities with jurisdiction over such party or its Representatives that are not directed at the Disclosing Party or a Potential Transaction.

8. It is understood that, without the prior written consent of Company, Counterparty and its Representatives will not, (a) other than an Approved Financing Source, contact any Financing Source to discuss a Potential Transaction in any manner whatsoever (including, without limitation, on a confidential or “no names” basis) or disclose any Evaluation Material or Transaction Information to any such Financing Source; or (b) directly or indirectly, except as permitted by this Agreement, contact or communicate with any Person (including, without limitation, any stockholder, director, officer, employee, Affiliate, customer or supplier of Company) in any way regarding any Evaluation Material or Transaction Information. Notwithstanding the preceding sentence, nothing in this Agreement shall prevent Counterparty and its Representatives from (i) making contacts in the ordinary course of business wholly unrelated to a Potential Transaction; (ii) conducting general market diligence not specifically targeted at any stockholder, director, officer, employee, Affiliate, customer or supplier of Company on a “no names” basis; or (iii) communicating with one another in connection with a Potential Transaction.

9. Counterparty understands that if Company determines to pursue a Potential Transaction, it may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to a Potential Transaction. Counterparty acknowledges that (a) Company and its Representatives are free to conduct the process relating to a Potential Transaction as Company and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective parties and entering into a preliminary or definitive agreement to effect a Potential Transaction) without prior notice to Counterparty or any other Person; and (b) Company reserves the right, in its sole discretion, to (i) change the Procedures at any time without prior notice to Counterparty or any other Person (provided, that any such change in Procedures will be without prejudice to Counterparty’s ability to communicate with Approved Financing Sources and Counterparty’s Representatives granted hereunder); (ii) reject any and all proposals made by Counterparty or any of its Representatives with respect to a Potential Transaction; and (iii) suspend or terminate discussions and negotiations with Counterparty at any time and for any reason.

10. Each party agrees that, except for the matters specifically agreed to in this Agreement, unless and until a definitive agreement regarding a Potential Transaction between Company and Counterparty has been executed, neither party nor its Representatives will be under any legal obligation to the other party or its Representatives with respect to a Potential Transaction by virtue of this Agreement or otherwise. The Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access by the Receiving Party and its Representatives to, and their review of, Evaluation Material. Upon such termination of access, the Receiving Party will, and will direct its Representatives to, at Counterparty’s election, either return or destroy (with such destruction confirmed in writing, email being sufficient) all Evaluation Material (including, without limitation, all portions of other written material containing or reflecting, or derived from, any information in Evaluation Material (whether prepared by the Receiving Party or its Representatives)), without retaining any copy thereof. However, one copy of such Evaluation Material may be retained solely in the files of the Receiving Party’s outside legal counsel for compliance purposes or for the purpose of defending or maintaining any litigation relating to this Agreement. Notwithstanding anything to the contrary in this paragraph 10, (a) the Receiving Party and its Representatives may retain any Evaluation Material required to be retained by law, regulation or internal compliance or document retention policies; and (b) the Receiving Party and its Representatives will not be required to destroy or erase any electronic copy of any Evaluation Material that is created pursuant to standard electronic backup and archival procedures if such Evaluation Material is not readily available to an end-user without considerable effort. No such termination or return or destruction of any Evaluation Material will affect the obligations of either party under this Agreement, which obligations will continue in effect in accordance with the terms of this Agreement.

11. Each party acknowledges that it is and that its Representatives who are informed as to the matters that are the subject of this Agreement will be made aware that the United States securities laws would prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. Each party agrees that it will not use or permit any third party to use, and that it will direct its Representatives not to use or permit any third party to use, any Evaluation Material or Transaction Information in contravention of the United States securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other applicable securities laws, including any rules and regulations promulgated thereunder.

12. Counterparty agrees, for a period of 12 months from the date of this Agreement, not to, and to cause its Affiliates not to, subject to paragraph 13, directly or indirectly, unless specifically requested to do so in advance by the Board or except as expressly agreed to in writing by Company with respect to a Potential Transaction:

(a) effect or seek, offer or propose to effect, or publicly announce any intention to effect or cause, or participate in or in any way assist, facilitate or encourage any other Person to effect, or publicly seek, offer or propose to effect or participate in:

(i) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities (whether equity or debt) of Company (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of Company, including, without limitation, any swaps or other derivative arrangements (collectively, “Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of Counterparty)

pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise, and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise;

(ii) any tender or exchange offer, consolidation, acquisition, merger, joint venture or other business combination involving Company or any of its assets;

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Company;

(iv) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated under the Exchange Act, without giving effect to Rule 14a-1(l)(2)(iv)) (including, for this purpose, any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote any securities of Company from any holder of any voting securities of Company; or

(b) effect or seek, offer or propose to effect, or publicly announce any intention to effect, or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose to effect or participate in, (i) the acquisition of all or a substantial portion of the assets or businesses of Company (or any direct or indirect rights or options to acquire such ownership); or (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Company;

(c) other than solely with its Representatives, form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with any securities of Company or otherwise act in concert with any Person in respect of any such securities;

(d) seek to include any item of business on the agenda of any meeting of the stockholders of Company;

(e) act alone or in concert with others to conduct any nonbinding referendum or “stockholder forum” with respect to Company; or

(f) other than with its Representatives, initiate any discussions or enter into any arrangements with any Person, or advise, assist or encourage, or direct any Person to advise, assist or encourage any other Person, in connection with any of the foregoing.

Following the closing of the polls at Company’s next annual meeting of stockholders, nothing in this paragraph 12 will restrict any purchase of equity securities by Counterparty and its Affiliates that does not in any event result in an aggregate “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Exchange Act) by Counterparty and its Affiliates of more than five percent of the outstanding amount of any class of equity securities of Company. For the avoidance of doubt, Counterparty’s participation prior to the date of this Agreement in the solicitation initiated by Alta Fox Capital Management, LLC and certain other Persons will not be deemed to violate this paragraph 12.

13. Paragraph 12 will not restrict Counterparty from making any private proposal or inquiry regarding any matter described in paragraph 12 directly to the Board on a confidential basis, but only if such proposal or inquiry does not actually require (based on the advice of Company’s outside legal counsel) Company to make a public announcement regarding this Agreement, such proposal, a Potential Transaction or any of the matters described in paragraph 12. In addition, notwithstanding anything in this Agreement to the contrary, the restrictions set forth in paragraph 12 will immediately terminate and be of no further effect in the event that (a) Company enters into a definitive agreement with an unaffiliated third party involving all or 50% or more of Company’s equity securities or assets; (b) a tender or exchange offer with respect to Company’s equity securities is commenced and the Board either has recommended in favor of such transaction or has failed to recommend against such transaction within 10 business days after its commencement; or (c) Company becomes subject to any voluntary or involuntary reorganization or restructuring process, proposal or petition under laws relating to bankruptcy, insolvency or protection of creditors generally.

14. Counterparty represents and warrants that, as of the date of this Agreement, (a) neither it nor any of its Affiliates possess any economic interest, voting right or other right with respect to any security (including Derivative Securities) of Company except for 28,681 shares of Company’s common stock that are owned beneficially; and (b) no agreement, arrangement or other understanding exists between Counterparty or any of its Affiliates, on the one hand, and any third party, on the other hand, whereby such third party has agreed to provide equity, debt or any other type of financing to Counterparty or its Affiliates in connection with a transaction involving Company.

15. Counterparty agrees that, for a period of two years from the date of this Agreement, it will not, directly or indirectly, solicit the employment of any officer or any other employee of Company of which Counterparty became aware in connection with a Potential Transaction (each, a “Covered Employee”). The foregoing will not prevent Counterparty from soliciting the employment of any Covered Employee if such Covered Employee leaves the employment of Company without any prior solicitation of employment by Counterparty or its Representatives. The phrase “solicit the employment of” will not be deemed to include general solicitations or advertisements of employment not specifically directed toward employees of Company. For purposes of clarity, the provisions of this paragraph 15 will apply whether a Covered Employee is employed on the date of this Agreement or hereafter.

16. With respect to all information (including Evaluation Material) furnished to the Receiving Party or its Representatives, the Receiving Party understands and agrees that (a) none of the Disclosing Party or its Representatives makes, and none of the Receiving Party or its Representatives is relying on, any representations or warranties, express or implied, as to the accuracy or completeness thereof or otherwise; and (b) the Disclosing Party and its Representatives will not have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Receiving Party nor its Representatives will make any claims whatsoever against the Disclosing Party and its Representatives for any errors or omissions in the Evaluation Material. Only those representations and warranties that may be made in a definitive written agreement with respect to a Potential Transaction, when, as, and if executed, and subject to those limitations and restrictions as may be specified in such agreement, will have any legal effect. Each party agrees that, if the parties determine to engage in a Potential Transaction, such determination will be based solely on the terms of such definitive written agreement and on such party’s own investigation, analysis and assessment of a Potential Transaction. Nothing contained in this Agreement or the conveying of Evaluation Material pursuant to this Agreement will be construed as granting or conferring any rights by license or otherwise in any intellectual property. Each party, on behalf of itself and its Representatives, expressly disclaims any duty (express or implied) to update, supplement or correct any Evaluation Material disclosed under this Agreement regardless of the circumstances.

17. If any Evaluation Material includes materials or information that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

18. This Agreement may be modified only by a separate writing signed by the parties that expressly modifies the applicable provision. The terms of this Agreement may be waived only by a separate writing signed by the parties. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

19. This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

20. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) for any action, suit or proceeding arising out of or relating to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the Chancery Court). To the extent that the Chancery Court would not have subject matter jurisdiction over any such action, suit or proceeding, each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court in the State of Delaware (such courts, together with the Chancery Court, the “Chosen Courts”). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chosen Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any Chosen Court has been brought in an inconvenient forum. The parties agree that a final judgment no longer subject to appeal in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. Each party acknowledges that (a) it would be irreparably injured by a breach of this Agreement by the other party or its Representatives; and (b) monetary remedies would be inadequate to protect the non-breaching party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the non-breaching party, each party agrees to (i) the granting of equitable relief, including injunctive relief and specific performance, in the other party’s favor without proof of actual damages in the event of the actual or threatened breach of this Agreement; and (ii) waive, and use reasonable best efforts to cause its Representative to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy will not be deemed to be the exclusive remedy for a breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching party.

22. If any term or provision of this Agreement, or any application thereof to any circumstances, is, to any extent and for any reason, held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby and will be construed as if such invalid or unenforceable provision had, to such extent, never been contained in this Agreement and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

23. This Agreement will inure to the benefit of and be binding upon each of Company and Counterparty and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party, and any purported assignment without the consent of the non-assigning party will be void.

24. Each party’s obligations and rights under this Agreement will expire upon the earlier of two years from the date of this Agreement and the consummation of a Potential Transaction with Counterparty. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

25. This Agreement, and any amendments to this Agreement, may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar format, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person.

26. This Agreement also applies to Evaluation Material accessed through either party’s electronic data room. If there is any inconsistency between this Agreement and the terms and conditions of any agreement that a party or any of its Representatives must “click through” for electronic data room access to any Evaluation Material, then the terms and conditions of this Agreement will govern in all respects.

27. This Agreement also constitutes notice to Counterparty that Company has engaged Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”) as its legal counsel in connection with a Potential Transaction. Counterparty (a) consents to Company’s representation by Wilson Sonsini in connection with this Agreement and a Possible Transaction notwithstanding that Wilson Sonsini may have represented, and may currently or in the future represent, Counterparty with respect to unrelated matters; and (b) waives any actual or alleged conflict or actual or alleged violation of ethical or comparable rules applicable to Wilson Sonsini that may arise from its representation of Company in connection with this Agreement and a Possible Transaction. In addition, Counterparty acknowledges and agrees that (i) the consent and waiver pursuant to this paragraph 27 is voluntary and informed; (ii) it has obtained legal advice with respect to this consent and waiver; (iii) it is aware of the extent of its relationships, if any, with Wilson Sonsini; and (iv) it does not require additional information from Wilson Sonsini in order to understand the nature of this consent. Wilson Sonsini is an express third-party beneficiary of this paragraph 27.

28. Company acknowledges that Counterparty engages in investment activities in the ordinary course and that Counterparty may now or in the future evaluate, invest in (directly or indirectly, including providing financing to) or do business with competitors or potential competitors of Company, and that neither the execution of this Agreement nor the receipt of Evaluation Material is intended to or shall restrict or preclude such activities so long as no Evaluation Material is communicated to such competitor or potential competitor or used in connection with such investment activities; provided, that Evaluation Material will not be deemed to have been communicated to such competitor or potential competitor solely due to the fact that Counterparty is appointed to the board of directors or comparable governing body of such competitor or potential competitor or is otherwise engaged as an agent of such competitor or potential competitor, so long as Counterparty does not disclose or use any Evaluation Material or Transaction Information in such capacity.

[Signature page follows.]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

COLLECTORS UNIVERSE, INC.

By:	/s/ Joseph J. Orlando
Name: Joseph J. Orlando
Title: Chief Executive Officer

Confirmed and agreed to as of
the date first written above:

NATHANIEL S. TURNER V

/s/ Nathaniel S. Turner V

[Signature Page to Confidentiality Letter Agreement]

EXHIBIT B

Form of Acknowledgement

___________, 202_

Collectors Universe, Inc.

-and-

Nathaniel S. Turner V (“Turner”)

Ladies and Gentlemen:

The undersigned hereby:

•	acknowledges that it has received and had the opportunity to review a copy of the agreement attached hereto (the “Confidentiality Agreement”);[1]

•

acknowledges and agrees that it is an Approved Financing Source of Turner and shall also be considered a Representative of Turner and that it is aware that Evaluation Material and Transaction Information may be furnished or otherwise made available to it;

•

acknowledges that it has been directed to observe the terms of the Confidentiality Agreement that are applicable to it as a Representative of Turner and agrees that it shall be bound by such applicable provisions of the Confidentiality Agreement as a Representative of Turner;

•	acknowledges and agrees that it shall be bound by paragraphs 12, 13, and 15 of the Confidentiality Agreement as though the undersigned were “Counterparty” thereunder; and

•	agrees that it shall be directly responsible to Company for any breaches of the obligations of the undersigned under the Confidentiality Agreement that are applicable to Representatives of Turner.

Very truly yours,

[Approved Financing Source’s Name]

By:	Name:
Title:

[1]	Capitalized terms used but not defined in this letter have the meanings given to them in the Confidentiality Agreement.